Exhibit 99.1

October 12, 2018

Qurate Retail, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB) will webcast its annual Investor Meeting on Wednesday, November 14, 2018 with presentations beginning at 12:45pm E.S.T.  During these presentations, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Qurate Retail website.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Qurate Retail website at http://ir.qurateretail.com/events.cfm to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings include:

•	Qurate Retail
•	Liberty Broadband Corporation and GCI Liberty, Inc.
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of its subsidiaries QVC, Inc., HSN, Inc., and zulily, llc (collectively, the Qurate Retail Group) as well as its interest in FTD, among other things.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.